Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BUMBLE INC.

The present name of the corporation is Bumble Inc. (the “Corporation”). The Corporation was incorporated under the name “Bumble Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on October 5, 2020. This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Restated Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is Bumble Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, New Castle County; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 6,601,000,000 shares, divided into three classes as follows: (i) 600,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) 6,000,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 1,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3. Common Stock.

(A) Voting Rights.

(1) Each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock), provided however, that until the earlier of seven years from the IPO Date (as defined below) and the date the Principal Stockholders (as defined in the Stockholders Agreement (as defined below)) own in the aggregate less than 7.5% of the outstanding shares of Class A Common Stock (assuming all outstanding Common Units (as defined below) were exchanged for shares of Class A Common Stock pursuant to the Exchange Agreement (as defined below)) (such earlier date, the “Sunset Date”), each Principal Stockholder shall be entitled to ten votes for each share of Class A Common Stock held of record by such Principal Stockholder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock), unless such Principal Stockholder notifies the Corporation in writing that such Principal Stockholder has elected to be entitled to one vote per share of Class A Common Stock held of record by such Principal Stockholder, in which case, commencing with the first record date for determining stockholders entitled to vote following the Corporation’s receipt of such notice, such Principal Stockholder shall be entitled to one vote per share of Class A Common Stock held of record by such Principal Stockholder on the foregoing matters; provided, further, however, that if at any time Whitney Wolfe Herd (the “Founder”) is neither an employee nor a member of the Board (any such date, the “Founder Departure Date”), the Founder Investor (as defined in the Stockholders Agreement) will not be treated as a Principal Stockholder under this Section 4.3(A)(1) and, commencing with the first record date for determining stockholders entitled to vote following the Founder Departure Date, the Founder Investor shall be entitled to one vote per share of Class A Common Stock held of record by the Founder Investor on the foregoing matters. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2) Each holder of record of Class B Common Stock, as such, shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of Common Units (as defined in the Exchange Agreement, dated on or about the date hereof, by and among the Corporation, Buzz Holdings L.P. and the holders of Common Units party thereto (as amended, supplemented, restated or otherwise modified from time to time, the “Exchange Agreement”)) held by such holder as set forth in the books and records of Buzz Holdings L.P. multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement) (the product of (x) and (y), the “Entitled Votes”), on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock), provided, however, that until the Sunset Date, each Principal Stockholder shall be entitled, with respect to the shares of Class B Common Stock (or fraction thereof) held by such Principal Stockholder (and without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder), to a number of votes that is equal to the product of the number of Entitled Votes such Principal Stockholder would otherwise be entitled with respect thereto pursuant to the preceding provisions of this sentence multiplied by ten (10) on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock), unless such Principal Stockholder notifies the Corporation in writing that such Principal Stockholder has elected to be entitled to the Entitled Votes with respect to the shares of Class B Common Stock (or fractions thereof) held by such Principal Stockholder, in which case, commencing with the first record date for determining stockholders entitled to vote following the Corporation’s receipt of such notice, such Principal Stockholder shall be entitled to the Entitled Votes with respect to such Principal Stockholder’s shares of Class B Common Stock (or fractions thereof) on the foregoing matters; provided, further, however, that if at any time the Founder is neither an employee nor a member of the Board, the Founder Investor will not be treated as a Principal Stockholder under this Section 4.3(A)(2) and, commencing with the first record date for determining stockholders entitled to vote following the Founder Departure Date, the Founder Investor shall be entitled to the Entitled Votes with respect to the Founder Investor’s shares of Class B Common Stock (or fractions thereof) on the foregoing matters. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(3) Except as otherwise provided in this Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(B) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Retirement of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Unit as set forth in the books and records of Buzz Holdings L.P., such share, if not transferred to another holder of Common Units, shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired.

ARTICLE V

Section 5.1. Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Principal Stockholders (as defined in the Stockholders Agreement, dated on or about the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among (i) the Corporation, (ii) certain affiliates of The Blackstone Group Inc. (such affiliates and The Blackstone Group Inc., and their respective successors and assigns (other than the Corporation and its subsidiaries), collectively, “Blackstone”) and (iii) certain affiliates of the Founder), beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, rescind or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1. Board of Directors.

(A) Except as otherwise provided in this Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement, the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each annual meeting of stockholders commencing with the first annual meeting following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Subject to the applicable requirements of the Stockholders Agreement, the Board is authorized to assign members of the Board already in office to their respective class.

(B) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, at any time when the Principal Stockholders beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(C) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Principal Stockholders beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, further, however, that no Principal Stockholder Designee (as defined in the Stockholders Agreement) designated pursuant to the provisions of the Stockholders Agreement may be removed without cause without the consent of the Principal Stockholder Designator (as defined in the Stockholders Agreement).

(D) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(E) Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.

(F) For so long as the Blackstone Designator (as defined in the Stockholders Agreement) is entitled to designate a Blackstone Designee (as defined in the Stockholders Agreement), a quorum for a meeting of the Board shall require the attendance in person, telephonically, or in any other manner permitted by applicable law, of at least one Blackstone Designee. For so long as the Founder Investor is entitled to designate a Founder Designee (as defined in the Stockholders Agreement), a quorum for a meeting of the Board shall require the attendance in person, telephonically, or in any other manner permitted by applicable law, of the Founder Designee.

ARTICLE VII

Section 7.1. Meetings of Stockholders. At any time when the Principal Stockholders beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock, and any rights granted pursuant to the Stockholders Agreement, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive

Officer of the Corporation; provided, however, that at any time when the Principal Stockholders beneficially own, in the aggregate, at least 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of Blackstone.

ARTICLE VIII

Section 8.1. Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1. Competition and Corporate Opportunities.

(A) In recognition and anticipation that (i) members of the Board who are not employees of the Corporation, Buzz Holdings L.P. or any their respective subsidiaries (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (ii) the Principal Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Principal Stockholders or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) None of (i) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities or (ii) the Principal Stockholders or any of their respective Affiliates (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the

Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to said Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

(C) Notwithstanding the foregoing provision of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity. In addition, notwithstanding anything to the contrary set forth herein, the provisions of this Section 9.1 shall not release any Person who is or was an employee of the Corporation, Buzz Holdings L.P. or any of their respective subsidiaries from any obligations or duties that such Person may have pursuant to any other agreement that such Person may have with the Corporation, Buzz Holdings L.P. or any such subsidiary.

(D) In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any Principal Stockholder, a Person that, directly or indirectly, is controlled by any of the Principal Stockholders, controls any of the Principal Stockholders or is under common control with any of the Principal Stockholders and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee

Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) For the purposes of this Article, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing the restrictions on business combinations set forth in Article X of this Restated Certificate of Incorporation, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(G) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

Section 10.1. DGCL Section 203 and Business Combinations.

(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C) For purposes of this Article X, references to:

(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Blackstone Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(4) “Blackstone Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone Direct Transferee or any other Blackstone Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(5) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(6) “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall have the meaning set forth in Section 9.1(F).

(7) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) Blackstone, any Blackstone Direct Transferee, any Blackstone Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, or (c) Founder; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(8) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a. beneficially owns such stock, directly or indirectly; or

b. has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(9) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(10) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(11) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XI

Section 11.1. Severability. If any provision or provisions of this Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII

Section 12.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1. Amendments. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, at any time when the Principal Stockholders beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and this Article XIII.

*         *         *

This Certificate of Incorporation shall become effective at 5:00 p.m. (Eastern Time) on February 10, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Laura Franco, its Chief Legal and Compliance Officer, this 10th day of February, 2021.

BUMBLE INC.

By:	/s/ Laura Franco
Name: Laura Franco
Title: Chief Legal and Compliance Officer

[Signature Page – Amended and Restated Certificate of Incorporation]

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